Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 1

Dated as of June 8, 2016

to

CREDIT AGREEMENT

Dated as of September 24, 2014

THIS AMENDMENT NO. 1 (this “Amendment”) is made as of June 8, 2016 by and among MTS Systems Corporation, a Minnesota corporation (the “Company”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of September 24, 2014 by and among the Company, the Lenders and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Company has requested that the Required Lenders and the Administrative Agent agree to certain amendments to the Credit Agreement;

WHEREAS, the Company, the Lenders party hereto and the Administrative Agent have so agreed on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Lenders party hereto and the Administrative Agent hereby agree to enter into this Amendment.

1.             Amendments to the Credit Agreement.  Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below, the parties hereto agree that the Credit Agreement is hereby amended as follows:

(a)           Section 1.01 of the Credit Agreement is amended by adding the following new definitions in proper alphabetical order:

“‘Amendment No. 1 Effective Date’ means June 8, 2016.”

“‘Merger Termination Redemption’ means a mandatory settlement of the Permitted TEU Purchase Contracts pursuant to the terms of the purchase contract agreement governing such Permitted TEU Purchase Contracts and the required repurchase of the Permitted TEU Notes pursuant to the terms of the indenture governing such Permitted TEU Notes.”

“‘Permitted Tangible Equity Units’ means units of the Company each consisting of one Permitted TEU Purchase Contract and one Permitted TEU Note; provided that, the aggregate stated amount of Permitted Tangible Equity Units outstanding at any one time

(determined as if all then outstanding separate Permitted TEU Purchase Contracts and separate Permitted TEU Notes were recreated as Permitted Tangible Equity Units) shall not exceed $172,500,000.”

“‘Permitted TEU Capped Call Transaction’ means any Swap Agreement in the form of a capped call option pursuant to which the Company acquires an option requiring the counterparty thereto to deliver to the Company shares of the Company’s common stock (or other securities or property following a merger event or other change in the common stock of the Company) from time to time upon exercise of such option entered into by the Company in connection with the issuance of Permitted Tangible Equity Units; provided that (i) the terms, conditions and covenants of each such Swap Agreement shall be acceptable to the Administrative Agent in its commercially reasonable discretion and (ii) the purchase price for such Permitted TEU Capped Call Transaction does not exceed the net proceeds received by Company from the issuance of the related Permitted Tangible Equity Units.”

“‘Permitted TEU Notes’ means unsecured amortizing notes issued by the Company (which notes are not convertible into, or exchangeable for, any securities or other property or assets) that are initially (x) issued in connection with the issuance of a corresponding number of Permitted TEU Purchase Contracts and (y) included in the Permitted Tangible Equity Units; provided that, the Indebtedness thereunder must satisfy each of the following conditions: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (ii) such Indebtedness is subject to an amortization schedule that is fixed as of the initial date of issuance thereof, (iii) such Indebtedness is not subject to redemption at the election of the Company or required repurchase at the election of the holders thereof (other than any provision requiring an offer to purchase such Indebtedness as a result of a Merger Termination Redemption or an exercise by the Company of its right to require the early mandatory settlement of the Permitted TEU Purchase Contracts, which exercise satisfies the requirements of Section 6.12, which purchase is settled on a date no earlier than the date twenty (20) Business Days following the date on which notice is given to the Administrative Agent of such offer to purchase), (iv) such Indebtedness is not guaranteed by any Subsidiary of the Company, (v) any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of any Loan Party (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least thirty (30) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision and (vi) the terms, conditions and covenants of such Indebtedness must be customary for Indebtedness of such type (as determined by the board of directors of the Company, or a committee thereof, in good faith) (it being understood that any provisions governing the Merger Termination Redemption must be customary for purchase contracts of such type the use of proceeds of which will be applied towards acquisition financing).

“‘Permitted TEU Purchase Contract’ means one or more purchase contracts of Company that obligate the Company to deliver a variable number of shares of the Company’s common stock (or other securities or property following a merger event or other change in the common stock of the Company) (with such variation based on the market price of such common stock or other securities or property), subject to a fixed minimum and a fixed maximum settlement rate (each subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) that are initially (x) issued in connection with the issuance of a corresponding number of Permitted TEU Notes, (y) included in the Permitted Tangible Equity Units and (z) do not contain any provision permitting or requiring the Company to settle all or any portion of such purchase contracts in cash (other than cash in lieu of any fractional share, cash included in the purchase obligation upon the Merger Termination Redemption and other than to the extent of the cash consideration relating to a merger event or other change in the common stock of the Company); provided that, such purchase contracts must satisfy each of the following conditions: (i) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom and (ii) the terms, conditions and covenants of such purchase contracts must be customary for purchase contracts of such type (as determined by the board of directors of the Company, or a committee thereof, in good faith) (it being understood that any provisions governing the Merger Termination Redemption must be customary for purchase contracts of such type the use of proceeds of which will be applied towards acquisition financing).

(b)           The definition of “Change in Control” set forth in Section 1.01 of the Credit Agreement is amended by (i) deleting the “or” at the end of subsection (d), (ii) replacing the period at the end of subsection (e) with “; or”, and (iii) adding the following new subsection (f) after subsection (e):

“(f) the occurrence of any “fundamental change” (howsoever defined) under the purchase contract agreement governing any Permitted TEU Purchase Contracts.”

(c)           The definition of “Indebtedness” set forth in Section 1.01 of the Credit Agreement is amended by adding the following sentence at the end thereof:

“Notwithstanding the foregoing, for the avoidance of doubt, the term “Indebtedness” shall include obligations of the Company in respect of any Permitted TEU Notes.”

(d)           The definition of “Permitted Investments” set forth in Section 1.01 of the Credit Agreement is amended by (i) deleting the “and” at the end of subsection (e), (ii) replacing the period at the end of subsection (f) with “; and”, and (iii) adding the following new subsection (g) after subsection (f):

“(g) the Company’s entry into (including payments of premiums in connection therewith), and the performance of obligations under, Permitted TEU Capped Call Transactions in accordance with their terms.”

(e)           The definition of “Swap Agreement” set forth in Section 1.01 of the Credit Agreement is amended by adding the following proviso immediately before the period at the end thereof:

“; provided, further, that any Permitted TEU Purchase Contract shall not constitute a Swap Agreement.”

(f)            Section 6.01 of the Credit Agreement is amended by (i) deleting the “and” at the end of subsection (j), (ii) replacing the period at the end of subsection (k) with “; and”, and (iii) adding the following new subsection (l) after subsection (k):

“(l) Permitted TEU Notes in an aggregate principal amount not exceeding $50,000,000 at any time outstanding.”

(g)           Section 6.05 of the Credit Agreement is amended by (i) deleting the “and” at the end of subsection (a), (ii) replacing the period at the end of subsection (b) with “, and”, and (iii) adding the following new subsection (c) after subsection (b):

“(c) any Permitted TEU Capped Call Transaction.”

(h)           Section 6.07(d) of the Credit Agreement is amended by adding the following parenthetical immediately preceding the phrase “does not exceed”:

“(when combined with the aggregate amount of required repurchases made during such fiscal year of Permitted TEU Notes in connection with the exercise by the Company of its right to require the early mandatory settlement (other than pursuant to a Merger Termination Redemption) of the Permitted TEU Purchase Contracts)”

(i)            Section 6.07 of the Credit Agreement is amended by adding the following paragraph at the end thereof:

“Notwithstanding the foregoing, and for the avoidance of doubt, (i) the settlement by the Company (by delivery of the Company’s common stock or other securities or property following a merger event or other change in the common stock of the Company, and including any payment of cash in lieu of a fractional share and cash included in the purchase obligation upon the Merger Termination Redemption) of any Permitted TEU Purchase Contracts in accordance with the terms of the purchase contract agreement governing such Permitted TEU Purchase Contracts shall not constitute a Restricted Payment; provided that, to the extent that the amount of cash included in the Company’s repurchase obligation per Permitted Tangible Equity Unit (including, for the avoidance of doubt, the cash redemption amount of each Permitted TEU Purchase Contract and the repurchase price of each Permitted TEU Note; and determined for such purpose as if any separate Permitted TEU Purchase Contracts and any separate Permitted TEU Note were recreated as Permitted Tangible Equity Units) in respect of the Merger Termination Redemption exceeds $100.00, such excess will be deemed to be a Restricted Payment notwithstanding this clause (i); provided that, the Company will not exercise any right to require the early mandatory settlement of the Permitted TEU Purchase Contracts unless such exercise satisfies the requirements of Section 6.12; and (ii) any required payment with respect to, or required early unwind or settlement of, any Permitted TEU Capped Call Transaction, in each case, in accordance with the terms of the agreement governing such Permitted TEU Capped Call Transaction shall not constitute a Restricted Payment.”

(j)            Section 6.08 of the Credit Agreement is amended by adding the following phrase immediately after the words “Loan Document” in clause (i) of the proviso to clause (b) thereof:  “or any purchase contract agreement governing any Permitted TEU Purchase Contracts”.

(k)           The Credit Agreement is amended by adding a new Section 6.12 as follows:

“SECTION 6.12.  Material TEU Amendments; Early Mandatory Settlement. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under any agreement relating to any Permitted Tangible Equity Units, Permitted TEU Purchase Contracts or Permitted TEU Notes, in each case, except (a) to the extent any such amendment, modification or waiver is expressly required pursuant to the terms of the purchase contract agreement and/or indenture, as applicable, governing such Permitted Tangible Equity Units, Permitted TEU Purchase Contracts or Permitted TEU Notes (as in effect on the first original issuance date of such Permitted Tangible Equity Units, Permitted TEU Purchase Contracts or

Permitted TEU Notes) or (b) to the extent any such amendment, modification or waiver does not amend, modify or waive the purchase contract agreement and/or indenture, as applicable, governing such Permitted Tangible Equity Units, Permitted TEU Purchase Contracts or Permitted TEU Notes in a manner that would be materially adverse to the Lenders.

In addition, the Company will not exercise any right to require the early mandatory settlement of the Permitted TEU Purchase Contracts unless (other than pursuant to a Merger Termination Redemption): (i) no Default or Event of Default has occurred and is continuing prior to making such exercise or would arise after giving effect (including pro forma effect) thereto (including the resulting settlement of the Permitted TEU Purchase Contracts and the maximum required repurchase of the Permitted TEU Notes) and (ii) the aggregate amount of required repurchases of the Permitted TEU Notes during any fiscal year of the Company in connection with such exercise by the Company of its right to require the early mandatory settlement (when combined with the aggregate amount of Restricted Payments made during such fiscal year in reliance on Section 6.07(d)) shall not exceed (x) $25,000,000, if at the time of and immediately after giving effect thereto, the Leverage Ratio (recomputed on a pro forma basis as if such repurchases had occurred on the last day of the most recently ended fiscal quarter of the Company for which financial statements are available) is less than 3.00 to 1.00 but is greater than or equal to 2.50 to 1.00 or (y) $35,000,000, if at the time of and immediately after giving effect thereto, the Leverage Ratio (recomputed on a pro forma basis as if such repurchases had occurred on the last day of the most recently ended fiscal quarter of the Company for which financial statements are available) is less than 2.50 to 1.00 but is greater than or equal to 2.00 to 1.00; provided that, if at the time of and immediately after giving effect thereto, the Leverage Ratio (recomputed on a pro forma basis as if such repurchases had occurred on the last day of the most recently ended fiscal quarter of the Company for which financial statements are available) is less than 2.00 to 1.00, there shall be no dollar limitation on such repurchases.”

(l)            The Event of Default set forth in Article VII(g) of the Credit Agreement is amended by adding the following proviso immediately following the semi-colon at the end of such Article VII(g):

“provided, further, that this clause (g) shall not apply to (i) any early payment requirement or unwinding or termination with respect to any Permitted TEU Capped Call Transaction, or satisfaction of any condition giving rise to or permitting the foregoing, in accordance with the terms thereof where neither the Borrowers nor any of their respective Affiliates are the “defaulting party” (or substantially equivalent term) under the terms of such Permitted TEU Capped Call Transaction or (ii) any right of the holders of Permitted TEU Notes to require the repurchase by the Company thereof as a result of a Merger Termination Redemption or an exercise by the Company of its right to require the early mandatory settlement of the Permitted TEU Purchase Contracts, which exercise satisfies the requirements of Section 6.12.”

2.             Effectiveness; Conditions Precedent.  The effectiveness of this Amendment is subject to the following conditions:

(a)           The Administrative Agent shall have received counterparts of this Amendment duly executed by the Company, the Required Lenders and the Administrative Agent.

(b)           The Administrative Agent shall have received a description of the Permitted Tangible Equity Units included in the preliminary prospectus supplement for the offering of such Permitted Tangible Equity Units prior to June 8, 2016.

3.             Documents Delivery. The Company shall provide to the Administrative Agent, promptly following their completion, final versions of the final prospectus supplement and free writing prospectus for such Permitted Tangible Equity Units and, promptly following their execution, executed versions of the indenture governing the relevant Permitted TEU Notes (with the terms of such indenture substantially the same as the terms included in the relevant description of the preliminary prospectus supplement relating to such Permitted TEU Notes), the purchase contract governing the relevant Permitted TEU Purchase Contracts (with the terms of such purchase contract substantially the same as the terms included in the relevant description of the preliminary prospectus supplement relating to such Permitted TEU Purchase Contracts) and the confirmations evidencing any Permitted TEU Capped Call Transaction.

4.             Representations and Warranties of the Company.  The Company hereby represents and warrants as follows:

(a)           This Amendment and the Credit Agreement as modified hereby constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           As of the date hereof and after giving effect to the terms of this Amendment, (i) the representations and warranties of the Company set forth in the Credit Agreement (other than the representation and warranty set forth in Section 3.04(b) thereof), as amended hereby, are true and correct, and (ii) no Default has occurred and is continuing.

5.             Reference to and Effect on the Credit Agreement.

(a)           Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b)           Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)           Except with respect to the subject matter hereof, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

(d)           This Amendment is a “Loan Document” under (and as defined in) the Credit Agreement.

6.             Governing Law.  This Amendment shall be construed in accordance with and governed by the law of the State of New York.

7.             Headings.  Section headings in this Amendment are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

8.             Counterparts.  This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

MTS SYSTEMS CORPORATION,
as the Company

By:	/s/ Jeffrey P. Oldenkamp
Name: Jeffrey P. Oldenkamp
Title: Senior Vice President and Chief Financial Officer

Signature Page to Amendment No. 1 to Credit Agreement

MTS Systems Corporation

JPMORGAN CHASE BANK, N.A.,
individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By:	/s/ Krys Szremski
Name: Krys Szremski
Title: Executive Director

Signature Page to Amendment No. 1 to Credit Agreement

MTS Systems Corporation

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Sharlyn G. Rekenthaler
Name: Sharlyn G. Rekenthaler
Title: Vice President

Signature Page to Amendment No. 1 to Credit Agreement

MTS Systems Corporation

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/Andrew Beckman
Name: Andrew Beckman
Title: Vice President

Signature Page to Amendment No. 1 to Credit Agreement

MTS Systems Corporation

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Matthew Brannon
Name: Matthew Brannon
Title: Assistant Vice President

Signature Page to Amendment No. 1 to Credit Agreement

MTS Systems Corporation